UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2007

ROANOKE TECHNOLOGY CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	000-26715	22-3558993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

2720 N. Wesleyan Blvd., Rocky Mount, North Carolina	27804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(252) 428-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On February 12, 2007, the Company entered into a settlement agreement with its former sole officer and director, David Smith. Pursuant to the agreement, the Company paid a total of $50,000.00 in settlement of all obligations or expenses due to Smith pursuant to his employment agreement with the Company or any other agreement with the Company. Mr. Smith agreed to the cancellation of his employment agreement with the Company as well as to forgive all salary past due; any future salary due under his employment agreement except as specifically set forth herein; and any and all monies owed to Smith pursuant to promissory notes between the Company and Smith and his affiliated entities. In addition, Smith agrees to release the Company from any and all obligations owed by the Company to Smith not specifically set forth in the settlement agreement.

In addition to the cancellation of the outstanding debt, Smith agrees to cancel his shares held in the Company. Specifically such amount of shares should include, but not be limited to, a total of 1,429,857,086 common shares and 100,000,000 shares of Class A Common Stock that the Company confirmed that Smith owned. Smith represented that the shares he delivered represented all of the Shares he owned of the Company.

The Company did not believe that any amounts were owed to David Smith based upon his past conduct with the Company. However, in consideration of the anticipated litigation and other expenses that would be required to settle this matter in court, the Company has decided to enter into a settlement agreement that it considers to be more beneficial to the Company and its shareholders.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

10.1	Settlement Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ROANOKE TECHNOLOGY CORPORATION

By:	/s/ Russell Jones
Russell Jones, Chairman and President

Dated: February 13, 2007